EXHIBIT 99.1

Contact:Diarmaid O’Sullivan

(441) 298-5727

Diarmaid.OSullivan@fairmont.com

Hamilton Princess & Beach and Century Casinos, Inc.

HAMILTON, Bermuda, January 13, 2023 – Hamilton Princess & Beach Club announces that Century Casinos, will no longer participate in developing a casino at the resort.

Peter Hoetzinger, President & Co-CEO Century Casinos, Inc., said: “We joined the Hamilton Princess Casino project eight years ago. In 2017, the project received a provisional casino license. Since then – for the last five years - we have tried to get this project up and running, but with the current legislative framework we do not assume this project can be realized in a reasonable time frame or at all. We have therefore decided not to continue our attempts to implement casino operations in Hamilton any further and to leave the casino project.”

A spokesperson on behalf of the Hamilton Princess & Beach Club, added: “We are disappointed that our designated casino partner no longer wishes to pursue the project. While we continue to believe that gaming represents an attractive amenity for Bermuda’s visitors, we have paused our search for a new operator while we await a clearer roadmap from the Bermuda Casino Gaming Commission on a viable path forward to seeing a casino open its doors.”

- END –

About Hamilton Princess & Beach Club

Since 1885, Hamilton Princess & Beach Club, has reigned as Bermuda’s “Grande Dame” and has been a symbol of all that Bermudians hold dear—courtesy, hospitality and quality with an unequalled sense of style. An architectural treasure on Hamilton’s harbourfront for more than 130 years, the hotel continues to host royalty, world leaders and dignitaries, celebrities, business travellers and visitors from around the world. The recently renovated Hamilton Princess & Beach Club offers 400 elegant guestrooms, including 43 suites, and more than 30,000 square feet of versatile indoor and outdoor reception and meeting rooms in a peaceful paradise. For more information, please visit

thehamiltonprincess.com.

About Fairmont

Fairmont Hotels & Resorts is where the intimate equally coexists with the infinite – an unrivaled portfolio of more than 80 extraordinary hotels where grand moments of life, heartfelt pleasures and personal milestones are celebrated and remembered long after any visit. Since 1907, Fairmont has created magnificent, meaningful and unforgettable hotels, rich with character and deeply connected to the history, culture and community of its destinations – places such as The Plaza in New York City, The Savoy in London, Fairmont San Francisco, Fairmont Banff Springs in Canada, Fairmont Peace Hotel in Shanghai, and Fairmont The Palm in Dubai. Famous for its engaging service, awe-inspiring public spaces, locally inspired cuisine, and iconic bars and lounges, Fairmont also takes great pride in its pioneering approach to hospitality and leadership in sustainability and responsible tourism practices. Fairmont is part of Accor, a world leading hospitality group counting over 5,300 properties throughout more than 110 countries, and a participating brand in ALL - Accor Live Limitless – a lifestyle loyalty program providing access to a wide variety of rewards, services and experiences. fairmont.com |  all.accor.com |  group.accor.com

About Accor

About Accor

Accor is a world leading hospitality group consisting of 5,300 properties and 10,000 food and beverage venues throughout 110 countries. The Group has one of the industry’s most diverse and fully-integrated hospitality ecosystems encompassing more than 40 luxury, premium, midscale and economy hotel brands, entertainment and nightlife venues, restaurants and bars, branded private residences, shared accommodation properties, concierge services, co-working spaces and more. Accor’s unmatched position in lifestyle hospitality – one of the fastest growing categories in the industry – is led by Ennismore, a joint venture, which Accor holds a majority shareholding. Ennismore is a creative hospitality company with a global collective of entrepreneurial and founder-built brands with purpose at their heart. Accor boasts an unrivalled portfolio of distinctive brands and more than 230,000 team members worldwide. Members benefit from the company’s comprehensive loyalty program – ALL - Accor Live Limitless – a daily lifestyle companion that provides access to a wide variety of rewards, services and experiences. Through its global sustainability commitments (such as achieving Net Zero Carbon emissions by 2050, global elimination of single use plastics in its hotels’ guest experience, etc.), Accor Solidarity, RiiSE and ALL Heartist Fund initiatives, the Group is focused on driving positive action through business ethics, responsible tourism, environmental sustainability, community engagement, diversity and inclusivity. Founded in 1967, Accor SA is headquartered in France and publicly listed on the Euronext Paris Stock Exchange (ISIN code: FR0000120404) and on the OTC Market (Ticker: ACCYY) in the United States. For more information visit group.accor.com, or follow Accor on Twitter, Facebook, LinkedIn, Instagram and TikTok.